Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts,” “Summary Consolidated Financial Information” and “Selected Consolidated Financial Information” and to the use of our report dated March 1, 2006, in Amendment No. 1 to the Registration Statement and related Prospectus of CBRE Realty Finance, Inc. dated April 11, 2006.

/s/ ERNST & YOUNG LLP

Hartford, Connecticut

April 11, 2006